Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2019 First Quarter Financial Results

-- Continued strong growth of subscription-based software and products revenue, up 44% Y-o-Y --
-- Improved earnings flowing from Commvault Advance initiatives --
-- Total revenues up 6% year-over-year --

First Quarter Highlights Include:

First quarter
GAAP Results:
Revenues	$176.2 million
Loss from Operations (EBIT)	$(6.8) million
EBIT Margin	(3.9)%
Diluted Loss Per Share	$(0.19)

Non-GAAP Results:
Income from Operations (EBIT)	$22.8 million
EBIT Margin	12.9%
Diluted Earnings Per Share	$0.36

Tinton Falls, N.J. – July 24, 2018 – Commvault [NASDAQ: CVLT] today announced its financial results for the first quarter ended June 30, 2018.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, “Our first quarter highlights included total revenues of $176.2 million, which is an increase of 6% year-over-year, a 44% increase in year-over-year non-GAAP operating income, non-GAAP EPS of $0.36, 10% annual deferred revenue growth, and 24% year-over-year growth in operating cash flow.  We continue to make excellent progress with our subscription-based pricing models, which increased 44% over the prior year.  Our improved earnings were driven by cost efficiencies implemented as part of our Commvault Advance initiatives which include simplification of our business processes with an emphasis on products and packaging, pricing, go to market messaging, partnerships and alliances, and organizational changes within sales and distribution. We believe these strategic transformation initiatives will position us for long-term, sustainable growth, while improving operating performance in the near term.”

Total revenues for the first quarter of fiscal 2019 were $176.2 million, an increase of 6% year-over-year, and a decrease of 5% sequentially. Software and products revenue was $75.1 million, flat year-over-year, and down 10% sequentially. Services revenue in the quarter was $101.1 million, an increase of 11% year-over-year and flat sequentially.

On a GAAP basis, loss from operations (EBIT) was $6.8 million for the first quarter compared to a loss of $4.4 million in the prior year. Non-GAAP EBIT was $22.8 million in the quarter compared to $15.9 million in the prior year, an increase of 44%.

For the first quarter of fiscal 2019, Commvault reported a GAAP net loss of $8.6 million, or a $0.19 loss per diluted share. The first quarter GAAP results in fiscal 2019 included $11.4 million of expenses related to restructuring and a non-routine shareholder matter. These expenses have been excluded from our non-GAAP results and are further discussed in Table IV. Non-GAAP net income for the quarter was $17.3 million, or $0.36 per diluted share.

Operating cash flow totaled $24.8 million for the first quarter of fiscal 2019 compared to $19.9 million in the prior year quarter. Total cash and short-term investments were $461.7 million as of June 30, 2018 compared to $462.4 million as of March 31, 2018.

During the first quarter of fiscal 2019, Commvault repurchased approximately 366,000 shares of its common stock totaling $25.0 million.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
On July 17, 2018, Commvault announced new, simplified product, pricing, and packaging that makes it easier than ever before to buy, implement and sell Commvault solutions.  With these changes, Commvault offers converged data management solutions redefining how progressive enterprises of all sizes protect, manage and use their data - now even more simple, scalable, and complete. In addition, Commvault also announced that it broadly expanded its dedication to partners.  Through significant commitments to personnel, programs and resources, all of which put partners firmly at the center of Commvault's go-to-market strategy, it creates an even stronger foundation for the mutual success of Commvault and its worldwide partner network.

•
On July 2, 2018, Commvault announced Two Degrees Mobile Limited (2degrees), New Zealand’s newest full-service telecommunications provider, extended its engagement with Commvault to include the deployment of Commvault HyperScale™ Software to support the modernization of its data protection and management infrastructure.

•
On June 27, 2018, Commvault announced a new technology partnership with Lucidworks, the leader in AI-powered search and discovery. Through this agreement, the two companies will begin working together to bring new innovations in artificial intelligence (AI) to the rapidly evolving data backup and protection market.

•
On June 26, 2018, Commvault announced a new partnership with IBM, in which IBM Business Resiliency Services will be able to provide a managed service based on Commvault’s portfolio of data management and protection software, including the Commvault Data Platform.

•
On June 6, 2018, Commvault and Alibaba Cloud, the cloud computing arm of Alibaba Group, jointly announced a partnership to leverage each other’s technology and market advantages to deliver advanced, innovative and scalable hybrid cloud data management solutions to help customers and partners across the globe accelerate digital transformations.

•
On May 23, 2018, Commvault announced continued business expansion by its ecosystem of channel partners worldwide as a result of the implementation of the Commvault Data Platform as the foundation of wider General Data Protection Regulation (GDPR) solutions.

•
On May 22, 2018, Commvault announced expansion of its portfolio with further integrations into Microsoft Office 365 to improve data protection, migration, security, eDiscovery and compliance for its customers. Enterprise IT organizations can now extend their Commvault investments to protect their Office 365 assets.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.
All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring and costs related to a non-routine shareholder matter from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring and costs related to a non-routine shareholder matter from its non-GAAP results. These expenses are further discussed in Table IV. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Estimated cash taxes for fiscal 2018 were approximately $6 million. Estimated cash taxes for fiscal 2019 are expected to be $10 million and relate primarily to Commvault's international operations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align. Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2018 and will measure itself to a non-GAAP tax rate of 27% in fiscal 2019. The reduction in the rate is the result of U.S. corporate tax reform.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, July 24, 2018, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a recognized global leader in enterprise backup, recovery, and data management across any hybrid environment. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,600 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, Commvault Advantage, Commvault Complete, Commvault Activate, Commvault Orchestrate, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Revenues:
Software and products	$75,050	$74,761
Services	101,127	91,211
Total revenues	176,177	165,972
Cost of revenues:
Software and products	4,120	805
Services	23,486	20,856
Total cost of revenues	27,606	21,661
Gross margin	148,571	144,311
Operating expenses:
Sales and marketing	97,616	99,909
Research and development	24,794	22,545
General and administrative	22,542	23,851
Restructuring	7,895	—
Depreciation and amortization	2,533	2,367
Total operating expenses	155,380	148,672
Loss from operations	(6,809)	(4,361)
Interest income	891	433
Interest expense	—	(232)
Equity in income of affiliate	—	39
Loss before income taxes	(5,918)	(4,121)
Income tax expense (benefit)	2,649	(3,837)
Net loss	$(8,567)	$(284)
Net loss per common share:
Basic	$(0.19)	$(0.01)
Diluted	$(0.19)	$(0.01)
Weighted average common shares outstanding:
Basic	45,450	45,128
Diluted	45,450	45,128

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$351,912	$330,784
Short-term investments	109,754	131,637
Trade accounts receivable	151,283	162,119
Other current assets	20,719	22,248
Total current assets	633,668	646,788

Property and equipment, net	128,788	128,612
Deferred commissions cost	32,732	33,092
Other assets	9,272	10,150
Total assets	$804,460	$818,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$361	$761
Accrued liabilities	79,471	82,299
Deferred revenue	234,106	241,113
Total current liabilities	313,938	324,173

Deferred revenue, less current portion	88,143	84,661
Deferred tax liabilities, net	2,481	2,430
Other liabilities	3,183	3,314

Total stockholders’ equity	396,715	404,064
Total liabilities and stockholders’ equity	$804,460	$818,642

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(8,567)	$(284)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,059	2,772
Noncash stock-based compensation	18,004	19,564
Deferred income taxes	(105)	(1,330)
Equity in income of affiliate	—	(39)
Amortization of deferred commissions cost	4,615	4,601
Changes in operating assets and liabilities:
Trade accounts receivable	8,672	11,097
Other current assets and Other assets	2,919	(9,225)
Deferred commissions cost	(5,042)	(3,610)
Accounts payable	(376)	328
Accrued liabilities	(1,938)	(11,076)
Deferred revenue	3,298	7,418
Other liabilities	231	(283)
Net cash provided by operating activities	24,770	19,933
Cash flows from investing activities
Purchase of short-term investments	(11,252)	(44,072)
Proceeds from maturity of short-term investments	33,135	33,299
Purchase of property and equipment	(3,521)	(1,474)
Net cash provided by (used in) investing activities	18,362	(12,247)
Cash flows from financing activities
Repurchase of common stock	(25,015)	—
Proceeds from stock-based compensation plans	13,398	5,570
Net cash provided by (used in) financing activities	(11,617)	5,570
Effects of exchange rate — changes in cash	(10,387)	6,775
Net increase in cash and cash equivalents	21,128	20,031
Cash and cash equivalents at beginning of period	330,784	329,491
Cash and cash equivalents at end of period	$351,912	$349,522

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Non-GAAP financial measures and reconciliation:
GAAP loss from operations	$(6,809)	$(4,361)
Noncash stock-based compensation (1)	17,094	19,564
FICA and payroll tax expense related to stock-based compensation (2)	1,083	653
Restructuring (3)	7,895	—
Non-routine shareholder matters (4)	3,549	—
Non-GAAP income from operations	$22,812	$15,856

GAAP net loss	$(8,567)	$(284)
Noncash stock-based compensation (1)	17,094	19,564
FICA and payroll tax expense related to stock-based compensation (2)	1,083	653
Restructuring (3)	7,895	—
Non-routine shareholder matters (4)	3,549	—
Equity in loss of affiliate (5)	—	(39)
Non-GAAP provision for income taxes adjustment (6)	(3,751)	(9,778)
Non-GAAP net income	$17,303	$10,116

Diluted weighted average shares outstanding (7)	47,685	47,469
Non-GAAP diluted net income per share	$0.36	$0.21

	Three Months Ended June 30, 2018
	Sequential	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$75,050	$75,050
Adjustment for currency impact	1,423	(1,204)
Non-GAAP software and products revenue on a constant currency basis (8)	$76,473	$73,846

	Three Months Ended June 30, 2018
	Sequential	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$101,127	$101,127
Adjustment for currency impact	504	(1,833)
Non-GAAP services revenue on a constant currency basis (8)	$101,631	$99,294

	Three Months Ended June 30, 2018
	Sequential	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$176,177	$176,177
Adjustment for currency impact	1,927	(3,037)
Non-GAAP total revenues on a constant currency basis (8)	$178,104	$173,140

	Three Months Ended June 30,
	2018	2017

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$24,770	$19,933
Purchase of property and equipment	(3,521)	(1,474)
Purchases for corporate campus headquarters (9)	1,855	—
Non-GAAP free cash flow	$23,104	$18,459

	Three Months Ended June 30, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$42,116	$22,025	$10,909	$75,050
Customer Support Revenue	60,426	20,359	9,621	90,406
Professional Services	5,785	3,226	1,710	10,721
Total Revenue	$108,327	$45,610	$22,240	$176,177

	Three Months Ended June 30, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$40,011	$23,772	$10,978	$74,761
Customer Support Revenue	56,189	17,111	8,590	81,890
Professional Services	4,861	2,545	1,915	9,321
Total Revenue	$101,061	$43,428	$21,483	$165,972

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended June 30,
	2018	2017
Cost of services revenue	$756	$751
Sales and marketing	9,524	9,440
Research and development	2,215	2,070
General and administrative	4,599	7,303
Stock-based compensation expense	$17,094	$19,564

In the three months ended June 30, 2018, the table above excludes $910 of stock-based compensation expense related to the Company's restructuring activities described below in footnote 3.

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
In fiscal 2019 Commvault initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions. Restructuring includes $910 of stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)
During the first quarter of fiscal 2019 Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)	Represents Commvault's share of income or loss from its investment in Laitek, Inc.

(6)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

(7)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in the periods ended June 30, 2018 and 2017 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(8)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2019. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(9)
In the first quarter of fiscal 2019 Commvault made a purchase of land adjacent to its global corporate headquarters. Due to the non-routine nature of this transaction, the amount has been adjusted from the calculation of non-GAAP free cash flow.